Exhibit 5.1

                       KRAMER LEVIN NAFTALIS & FRANKEL LLP
                                919 THIRD AVENUE
                         NEW YORK, N.Y. 10022 - 3852


   TEL (212) 715-7787                                         47, Avenue Hoche
   FAX (212) 715-8047                                            75008 Paris
                                                                   France

                                         November 8, 2000

iVoice.com, Inc.
750 Highway 34
Matawan, NJ  07747

                  Registration Statement on Form SB-2
                  -----------------------------------

Ladies and Gentlemen:

            We have acted as counsel to iVoice.com, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a pre-effective amendment No. 1 to our Registration Statement on Form SB-2, File No. 333-47880 (the "Registration Statement") with the Securities and Exchange Commission (the "Commission"), with respect to the registration for resale under the Securities Act of 1933, as amended (the "Act"), of 48,800,000 shares of the Company's common stock, par value $.01 per share (the "Shares"), issued by the Company to the selling stockholders named in the Registration Statement (those 48,800,000 shares, the "Shares"), as follows:

            (i) 42,810,000 Shares, that may be issued to Swartz Private Equity, LLC ("Swartz") in accordance with the terms of an investment agreement between the Company and Swartz dated August 17, 2000 (the "Investment Agreement") (including upon exercise of warrants which may be issued to Swartz in accordance with the terms of the Investment Agreement);

            (ii) 5,490,000 Shares issuable upon exercise of a warrant to purchase shares of the Company's common stock (the "Warrant") issued to Swartz as a commitment fee for entering in the Investment Agreement; and

            (iii) 500,000 Shares (the "Issued Shares") issued to Lawrence A. Muenz (of which 50,000 Shares were issued to Mr. Muenz in a custodial capacity) in consideration for legal services rendered by Mr. Muenz to the Company.

            In connection with the registration of the Shares, we have reviewed such documents and records as we have deemed necessary to enable us to express an opinion on the matters covered hereby, including but not limited to the Investment Agreement, the Debentures, the Warrant and copies of resolutions of the Company's board of directors authorizing the issuance of the Shares and their registration pursuant to the Registration Statement. In rendering this opinion, we have (a) assumed (i) the genuineness of all signatures on all documents examined by us, (ii) the authenticity of all documents submitted to us as originals, and (iii) the conformity to original documents of all documents submitted to us as photostatic or conformed copies and the authenticity of the originals of such copies; and (b) relied on (i) certificates of public officials and (ii) as to matters of fact, statements and certificates of officers and representatives of the Company.

            Based upon the foregoing, we are of the opinion that the Shares that the Issued Shares are validly issued, fully paid and non-assessable, and that all other Shares when issued in accordance with the Investment Agreement, the Warrant and the Debentures, as the case maybe, will be validly issued, fully paid and non-assessable.

            We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                    Very truly yours,


                                    /s/ Kramer Levin Naftalis & Frankel LLP